                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported): September 30, 1996

                                US ORDER, INC.
              (Exact name of registrant as specified in charter)

  Delaware                       0-25838                      54-1551807
(State or other                (Commission                   (IRS Employer
jurisdiction of                File Number)                  Identification No.)
incorporation)

           13100 Worldgate Drive, Suite 600, Herndon, Virginia 20170
            (Address of principal executive offices)     (Zip Code)

      Registrant's telephone number, including area code: (703) 834-8500

Item 2. Acquisition or Disposition of Assets
--------------------------------------------

          On September 30, 1996, US Order, Inc. ("US Order") and Braun, Simmons & Co., ("Braun Simmons") entered into an Agreement and Plan of Reorganization (the "Merger Agreement") pursuant to which Braun Simmons was merged with and into US Order (the "Merger"). Pursuant to the Merger Agreement, upon consummation of the Merger, each of the 100 outstanding shares of common stock of Braun Simmons, no par value, was converted into (i) $20,000 in cash and
(ii) 3,750 shares of common stock of US Order. The terms of the Merger Agreement are summarized in the press release issued by US Order on October 3, 1996, a copy of which is filed as an Exhibit attached hereto.

Item 7. Financial Statements, Pro Forma Financial Information Exhibits.
-----------------------------------------------------------------------

       (a)  Financial Statements of Businesses Acquired.

            (1)  Audited Balance Sheet of Braun Simmons as of December 31, 1995;

            (2) Audited Statements of Operations, Shareholders' Equity and Cash Flows of Braun Simmons for the year ended December 31, 1995;

            (3)  Notes to Financial Statements of Braun Simmons;

            (4) Report of KPMG Peat Marwick LLP, Independent Auditors, dated September 13, 1996, except as to Note 9, which is as of September 30, 1996;

            (5) Unaudited Condensed Balance Sheet of Braun Simmons as of June 30, 1996;

            (6) Unaudited Condensed Statements of Operations of Braun Simmons for the six-month periods ended June 30, 1996 and 1995;

            (7) Unaudited Condensed Statements of Cash Flows for the six-month periods ended June 30, 1996 and 1995; and

            (8)  Notes to Unaudited Condensed Financial Statements.

       (b)  Unaudited Pro Forma Financial Information.

            (1) Unaudited Pro Forma Statements of Operations for the year ended December 31, 1995, and for the six-month period ended June 30, 1996;

            (2)  Unaudited Pro Forma Balance Sheet as of June 30, 1996; and

            (3)  Notes to Pro Forma Financial Statements.

(c)  Exhibits

     Exhibit 2.1 Agreement and Plan of Reorganization, dated as of September 30, 1996, between US Order, Inc. and
                   Braun, Simmons & Co.

     Exhibit 99.1  Press Release of US Order, Inc., dated October 3, 1996.

                             Braun, Simmons & Co.
                       Unaudited Condensed Balance Sheet
                                 June 30, 1996


Assets

Cash                                                                                            $          996
Accounts receivable                                                                                    558,564
Prepaid and other current assets                                                                        16,225
                                                                                                  ------------
   Total current assets                                                                                575,785

Property and equipment, net                                                                            257,087
Other assets                                                                                             4,695
                                                                                                  ------------
   Total assets                                                                                 $      837,567
                                                                                                  ============

Liabilities And Shareholders' Equity

Current Liabilities:
   Book overdraft                                                                               $       13,452
   Notes payable due to shareholders                                                                    30,983
   Notes payable to banks                                                                               54,533
   Obligations under capital leases                                                                     31,788
   Accounts payable                                                                                     73,190
   Accrued expenses and other                                                                          200,040
   Deferred income taxes                                                                                77,066
                                                                                                  ------------
   Total current liabilities                                                                    $      481,052

Obligations under capital leases, net of current installments                                           34,424
Deferred income taxes                                                                                   18,137
                                                                                                  ------------
   Total liabilities                                                                            $      533,613

Shareholders' equity                                                                                   303,954
                                                                                                  ------------

   Total liabilities and shareholders' equity                                                   $      837,567
                                                                                                  ============

See accompanying notes to unaudited condensed financial statements.

                             BRAUN, SIMMONS & CO.
                 Unaudited Condensed Statements of Operations

                                                     Six months ended June 30,
                                                  ------------------------------
                                                       1996              1995
                                                  --------------    ------------
Revenue:
Consulting maintenance services                    $   1,643,621    $   803,805
Products                                                  74,500              0
                                                   -------------    ------------
   Total revenue                                       1,718,121        803,805

Cost of revenue:
Consulting and maintenance services                      995,745        544,210
Products                                                     --             --
                                                   -------------    ------------
   Total cost of revenue                                 995,745        544,210
                                                   -------------    ------------

Gross margin                                             722,376        259,595

Operating expenses:
   Selling, general and administrative                   486,522        436,902
   Research and development                               72,701         63,408
                                                   -------------    ------------
     Total operating expenses                            539,223        500,310
                                                   -------------    ------------

Operating income (loss)                                  183,153       (240,715)

Interest and other expenses                                5,153          1,014
                                                   -------------    ------------

Income (loss) before income taxes                        178,000       (241,729)

Income tax expense                                        44,500            --
                                                   -------------    ------------
Net income (loss)                                  $     133,500    $  (241,729)
                                                   =============    ============


See accompanying notes to unaudited condensed financial statements.

                             Braun, Simmons, & Co.
                 Unaudited Condensed Statements of Cash Flows

                                                                                    Six months ended June 30,
                                                                                 ------------------------------
                                                                                     1996              1995
                                                                                 ------------       -----------
Cash flows from operating activities:
  Net income (loss)                                                               $   133,500         $(241,729)
  Adjusting to reconcile net income (loss) to net cash
    provided by operating income:
  Depreciation and amortization of property and equipment                              24,132            21,353
  Changes in assets and liabilities, net                                             (112,405)          215,152
                                                                                 ------------       -----------
Net cash provided (used) by operating activities                                       45,227            (5,224)
                                                                                 ------------       -----------

Cash flows used by investing activities-purchases of property and equipment           (98,535)           (4,573)
                                                                                 ------------       -----------

Cash flows from financing activities
  Decrease in book overdraft                                                          (20,978)             ---
  Payments under capital lease obligations                                            (10,691)          (15,448)
  Proceeds from notes payable due to shareholders                                      34,000              ---
  Repayments of notes payable due to shareholders                                      (3,017)             ---
  Proceeds from notes payable to banks, net of repayments                              54,533              ---
                                                                                 ------------       -----------

Net cash provided (used) by financing activities                                       53,847           (15,448)
                                                                                 ------------       -----------

Net increase (decrease) in cash                                                           539           (25,245)
Cash, beginning of period                                                                 457            28,517
                                                                                 ------------       -----------

Cash, end of period                                                               $       996         $   3,272
                                                                                 ============       ===========
Supplemental disclosure of cash flow information:
  Cash paid for income taxes                                                             ---               ---
  Cash paid for interest                                                          $     5,153         $   1,014
                                                                                 ============       ===========

Supplemental disclosure of noncash investing and financing activities
  Capital lease obligations incurred for property and equipment                   $    51,636         $    ---
                                                                                 ============       ===========

See accompanying notes to unaudited condensed financial statements.

                             BRAUN, SIMMONS & CO.
               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
                                 June 30, 1996

(1)  Basis of Presentation

       The condensed balance sheet of Braun, Simmons & Co. (the Company) as of June 30, 1996, and the related condensed statements of operations and cash flows for the six month periods ended June 30, 1996 and 1995, are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consist only of normal recurring items. Interim results are not necessarily indicative of results for a full year.

       The unaudited condensed financial statements and notes do not contain certain information included in the Company's annual audited financial statements and notes. These financial statements should be read in conjunction with the audited financial statements and the notes thereto.

(2)  Notes payable due to Shareholders

       On March 12, 1996, the Company borrowed an aggregate of $34,000 from its three shareholders. The notes bear interest at 8 percent and are due in full on October 1, 1996, but may be prepaid in increments or in full at any time before maturity without penalty. The aggregate amount of interest incurred under the notes during the six months ended June 30, 1996 was not significant.

(3)  Notes payable to banks

       During the six months ended June 30, 1996, the Company entered into a revolving demand note with a bank. The note provided for advances to the Company of up to $75,000, bearing interest at prime plus 1% payable quarterly, and was guaranteed by the Company's shareholders. As of June 30, 1996, $42,685 was outstanding under the note. Subsequent to June 30, 1996, the note was repaid in full and the note canceled.

       Also during the six months ended June 30, 1996, the Company entered into a revolving credit agreement with a bank. The agreement provides for advances to the Company of up to $60,000, bearing interest at prime plus 6.75%. The agreement provides for minimum periodic payments of amounts outstanding, included accrued interest, on a monthly basis of up to 2% of the outstanding balance. The bank has the right to terminate the agreement, or reduce the amount available for advances, at any time. As of June 30, 1996, $11,848 was outstanding under the revolving credit agreement.

(4) Subsequent event

       On September 30, 1996, the Company was acquired 100 percent by US Order, Inc., a provider of interactive applications including home banking.

Independent Auditors' Report



The Board of Directors and Shareholders
Braun, Simmons & Co.:


We have audited the accompanying balance sheet of Braun, Simmons & Co. as of December 31, 1995, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Braun, Simmons & Co. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                                           KPMG Peat Marwick LLP



Washington, D.C.
September 13, 1996, except as to note 9
   which is as of September 30, 1996

BRAUN, SIMMONS & CO.

Balance Sheet

December 31, 1995

================================================================================
Assets
--------------------------------------------------------------------------------

Cash                                                                  $      457
Accounts receivable                                                      295,540
Prepaid and other current assets                                          16,415
--------------------------------------------------------------------------------

Total current assets                                                     312,412
--------------------------------------------------------------------------------

Property and equipment:
    Furniture and equipment                                              154,291
    Computer software                                                     31,258
    Leasehold improvements                                                22,080
--------------------------------------------------------------------------------

                                                                         207,629
Accumulated depreciation and amortization                                 76,581
--------------------------------------------------------------------------------

Property and equipment, net                                              131,048
--------------------------------------------------------------------------------

Other assets                                                               4,695
--------------------------------------------------------------------------------

Total assets                                                          $  448,155
================================================================================

Liabilities and Shareholders' Equity
--------------------------------------------------------------------------------

Current Liabilities:
    Book overdraft                                                    $   34,430
    Obligations under capital leases                                      14,780
    Accounts payable                                                      97,890
    Accrued expenses                                                      53,836
    Deferred revenue                                                      15,575
    Deferred income taxes                                                 32,566
--------------------------------------------------------------------------------

Total current liabilities                                                249,077

Obligations under capital leases, net of current installments             10,487
Deferred income taxes                                                     18,137
--------------------------------------------------------------------------------

Total liabilities                                                        277,701
--------------------------------------------------------------------------------

Commitments and contingencies

Shareholders' equity:
    Common stock, no par value, 750 shares authorized, 100 shares subscribed,
       issued and outstanding                                                  0
    Retained earnings                                                    170,454
--------------------------------------------------------------------------------

Total shareholders' equity                                               170,454
--------------------------------------------------------------------------------

Total liabilities and shareholders' equity                            $  448,155
================================================================================

See accompanying notes to financial statements.

BRAUN, SIMMONS & CO.

Statement of Operations

Year ended December 31, 1995

================================================================================
Revenue:
   Consulting and maintenance services                              $ 1,621,401
   Products                                                             219,500
--------------------------------------------------------------------------------

Total revenue                                                         1,840,901
--------------------------------------------------------------------------------

Cost of revenue:
   Consulting and maintenance services                                  959,093
   Products                                                              65,000
--------------------------------------------------------------------------------

Total cost of revenue                                                 1,024,093
--------------------------------------------------------------------------------

Gross margin                                                            816,808
--------------------------------------------------------------------------------

Operating expenses:
   Selling, general and administrative                                  698,901
   Research and development                                             126,815
--------------------------------------------------------------------------------

Total operating expenses                                                825,716
--------------------------------------------------------------------------------

Operating loss                                                           (8,908)

Interest and other expenses                                               5,306
--------------------------------------------------------------------------------

Loss before income taxes                                                (14,214)

Income tax expense                                                       15,133
--------------------------------------------------------------------------------

Net loss                                                            $   (29,347)
================================================================================

See accompanying notes to financial statements.

BRAUN, SIMMONS & CO.

Statement of Shareholders' Equity

Year ended December 31, 1995

============================================================================================================

                                                        Common stock
                                                     net of subscriptions
                                                    ----------------------        Retained     Shareholders'
                                                     Shares        Amount         earnings           equity
------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                            100       $     -          199,801          199,801

        Net loss                                          -             -          (29,347)         (29,347)
------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                            100       $     -          170,454          170,454
============================================================================================================

See accompanying notes to financial statements.

BRAUN, SIMMONS & CO.

Statement of Cash Flows

Year ended December 31, 1995

====================================================================================================================================
Cash flows from operating activities:
    Net loss                                                                                                            $  (29,347)
    Adjustments to reconcile net loss to net cash provided by operating activities:
            Depreciation and amortization of property and equipment                                                         31,177
            Changes in assets and liabilities:
                Increase in accounts receivable                                                                            (78,099)
                Increase in prepaid and other current assets                                                                (7,376)
                Increase in other assets                                                                                    (3,013)
                Increase in accounts payable, accrued expenses and deferred revenue                                         92,445
                Increase in deferred income taxes                                                                            1,334
------------------------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                                                                    7,121
------------------------------------------------------------------------------------------------------------------------------------

Cash flows used by investing activities - purchases of property and equipment                                              (45,220)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
    Payments under capital lease obligations                                                                               (24,391)
    Increase in book overdraft                                                                                              34,430
------------------------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                                                                   10,039
------------------------------------------------------------------------------------------------------------------------------------

Net decrease in cash                                                                                                       (28,060)

Cash, beginning of the year                                                                                                 28,517
------------------------------------------------------------------------------------------------------------------------------------

Cash, end of the year                                                                                                   $      457
====================================================================================================================================

Supplemental disclosure of cash flow information:
    Cash paid for income taxes                                                                                          $   23,370
    Cash paid for interest on capital lease obligations                                                                      4,383
====================================================================================================================================

Supplemental disclosure of noncash investing and financing activities:
    Capital lease obligations incurred for property and equipment                                                       $   19,961
====================================================================================================================================

See accompanying notes to financial statements.

BRAUN, SIMMONS & CO.

Notes to Financial Statements

December 31, 1995

================================================================================

(1)  Background and Description of Business

     Braun, Simmons & Co. (the Company) was incorporated in April 1990. At incorporation, the shareholders subscribed to purchase 100 shares of the Company's common stock for an aggregate purchase price of $100. Such subscriptions remain outstanding as of December 31, 1995.

     The Company develops, sells and supports comprehensive software products for remote communications and connectivity and tools for mainframe databases. The Company's software products are primarily sold to financial institutions and others to facilitate home banking applications.


(2)  Summary of Significant Accounting Policies

     Revenue Recognition

     Revenue from product sales of software licenses is recognized upon shipment of the product to the customer. Consulting and maintenance service fees are recognized as the services are provided.

     Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets, generally five years. Amortization of leasehold improvements and assets held under capital leases is provided on the straight-line basis over the shorter of the estimated useful lives of the assets or the term of the lease.

     Income Taxes

     The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates which are expected to apply to taxable income in future years when those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for changes in tax rates are recognized in the period of the enactment date.

     As permitted by the Internal Revenue Code, the Company prepares its federal income tax returns using the cash basis method.

     Research and Development

     Research and development costs are expensed as incurred.


                                                                     (Continued)

BRAUN, SIMMONS & CO.

Notes to Financial Statements


================================================================================

(2)  Continued

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(3)  Interpose License

     In December 1992, the Company acquired the rights to the Interpose software technology from International Business Machines Corporation (IBM) in exchange for future royalties payable to IBM based on the Company's sales of the Interpose license and certain derivative licenses, all as defined in the agreement. These royalties are calculated as 10 percent of the revenue generated by the Company from the sale of each Interpose or derivative license, subject to a $10,000 minimum royalty per license. Under the terms of the original agreement, the maximum aggregate royalties due to IBM are $500,000. In the event that less than $500,000 of such royalties accumulate prior to December 31, 1999, no further royalties are due to IBM and the rights to the Interpose technology remain with the Company. In the event that the Company breaches any of its obligations under the agreement, and such breach is not cured within a specified grace period, all rights granted to the Company under the agreement revert to IBM.

     The agreement also provides for a separate royalty due to IBM for certain usage-based and maintenance fees collected by the Company from certain specified customers. Such royalties do not apply against the maximum aggregate royalties relating to sales by the Company of the Interpose license and certain derivatives described above. These royalties range from 10 percent to 35 percent, as defined in the agreement, of the revenue generated by the Company from usage and maintenance with these customers. The term of these usage-based royalties expire at the earlier of payment of $500,000 of aggregate royalties for the Interpose license and certain derivatives described above, or December 31, 1999.

     In January 1996, the IBM agreement was modified whereby the Company granted a license to IBM to use the Interpose technology in a certain application. This license is royalty-free through December 31, 1999. In the event that IBM continues to use the license after that date, IBM agreed to pay the Company $0.005 per bill payment transaction processed with the Interpose technology, not to exceed $200,000 per year. In exchange for this license, IBM waived $200,000 of royalties due to IBM under the terms of the original agreement which accrue after January 2, 1996. This waiver does not apply to any royalties due pursuant to the usage-based and maintenance fees described in the preceding paragraph. Other terms of the original agreement were not changed.


                                                                     (Continued)

BRAUN, SIMMONS & CO.

Notes to Financial Statements


================================================================================

(3)  Continued

     During the year ended December 31, 1995, the Company incurred $50,000 of license and derivative license royalties and $21,789 of usage-based and maintenance royalties under the agreement. As of December 31, 1995, the Company has cumulatively incurred $60,000 of license and derivative license royalties and $58,097 of usage-based and maintenance royalties under the agreement, of which an aggregate of $68,808 had been paid.


(4)  Fair Value of Financial Instruments

     The carrying amounts of receivables, accounts payable and accrued expenses approximate their fair market value due to the relatively short duration of these instruments.


(5)  Income Taxes

     Income tax expense consists of:

     Current:
         Federal                                                    $    9,050
         State and local                                                 4,749
     ---------------------------------------------------------------------------

     Total current                                                      13,799
     ---------------------------------------------------------------------------

     Deferred:
         Federal                                                         1,014
         State and local                                                   320
     ---------------------------------------------------------------------------

     Total deferred                                                      1,334
     ---------------------------------------------------------------------------

     Income tax expense                                             $   15,133
     ===========================================================================

     A reconciliation of taxes computed at the statutory federal tax rate of 34 percent on income before income taxes to the actual income tax expense is as follows:

     Tax provision computed at the statutory rate                  $       267
     State and local taxes, net of federal benefit                       4,477
     Book expenses not deductible for tax purposes                      10,389
     ---------------------------------------------------------------------------

     Income tax expense                                             $   15,133
     ===========================================================================


                                                                     (Continued)

BRAUN, SIMMONS & CO.

Notes to Financial Statements


================================================================================

(5)  Continued

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1995 are as follows:

     Deferred tax assets - accounts payable, accrued
         expenses and deferred revenue                         $   41,319

     Deferred tax liabilities:
         Property and equipment, primarily due to
             differences in depreciation                           18,137
         Accounts receivable                                       73,885
     ----------------------------------------------------------------------

     Net deferred tax liabilities                              $   50,703
     ======================================================================

     The Company has been notified by the Internal Revenue Service that its 1994 Federal income tax returns will be subject to an examination which has not commenced. Management of the Company cannot currently predict the outcome of this examination.


(6)  Profit Sharing Plan

     The Company has a profit sharing plan (the Plan) which conforms to the provisions of Section 401(k) of the Internal Revenue Code. The Plan covers substantially all employees and allows employees to voluntarily defer up to 15 percent of their compensation through contributions to the Plan. The Company makes matching contributions to the Plan based on a percentage of the voluntary contributions made by employees. The Company may, at its discretion, elect to make additional profit sharing contributions to the Plan. Contributions by the Company for 1995 were approximately $2,600.


(7)  Commitments

     The Company is obligated under various capital leases for certain equipment that expire at various dates through 1997. The cost basis of the equipment and the related accumulated amortization under capital leases were approximately $55,000 and $7,900, respectively, as of December 31, 1995.


                                                                     (Continued)

BRAUN, SIMMONS & CO.

Notes to Financial Statements


================================================================================

(7)  Continued

     The Company is also obligated under an operating lease for office space which expires in 2000. Future minimum lease payments under the noncancelable operating lease and the present value of future minimum lease payments under capital leases as of December 31, 1995 are as follows:

                                                                                                     Capital      Operating
       Year ending December 31:                                                                       leases         leases
       ---------------------------------------------------------------------------------------------------------------------
       1996                                                                                     $     17,900         50,490
       1997                                                                                           11,369         50,490
       1998                                                                                               --         50,490
       1999                                                                                               --         50,490
       2000                                                                                               --         46,283
       ---------------------------------------------------------------------------------------------------------------------

       Total minimum lease payments                                                                   29,269    $   248,243
                                                                                                                 ===========
       Less amount representing interest (at rates ranging from 15% to 35%)                            4,002
                                                                                                 ------------
       Present value of minimum lease payments                                                        25,267

       Less current installments                                                                      14,780
                                                                                                 ------------
       Obligations under capital leases, net of current installments                            $     10,487
                                                                                                 ============

     Total rent expense under all operating leases approximated $20,200 in 1995.


(8)  Major Customers

     Three customers provided approximately 39 percent, 13 percent, and 12 percent, respectively, of the Company's total revenue during the year ended December 31, 1995.


(9)  Subsequent Event

     On September 30, 1996, the Company was acquired 100 percent by US Order, Inc., a provider of interactive applications including home banking.


================================================================================

                                  INTELIDATA

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma condensed financial information gives effect to the September 1996 merger of Braun, Simmons & Co. ("Braun Simmons") into US Order and the subsequent proposed mergers of US Order and Colonial Data Technologies Corp. ("Colonial Data") into InteliData Technologies Corporation ("Intelidata"), a newly-formed Delaware Corporation. The terms of the mergers of US Order and Colonial Data into Intelidata are summarized in US Order's Current Report on Form 8-K filed with the Commission on August 5, 1996.

  The Braun Simmons and US Order merger was consummated on September 30, 1996 and was accounted for as a purchase of Braun Simmons by US Order. US Order acquired all of the outstanding stock of Braun Simmons for $2 million and 375,000 shares of US Order common stock.

  The allocation of the purchase price of Braun Simmons of approximately $7.3 million is based upon a preliminary independent appraisal of the fair value of the assets acquired and liabilities assumed. The appraisal preliminarily allocated $0.3 million to the tangible and identifiable intangible assets net of liabilities assumed, $2 million to the cost in excess of net assets acquired ("goodwill") and $5 million to in-process research and development. Such in-process research and development was expensed by US Order on September 30, 1996. The final appraisals of assets and liabilities acquired, and other factors related to the integration of these companies, may result in differences in the final allocation of the purchase price.

  The proposed merger of US Order, after considering the effects of the Braun Simmons acquisition, and Colonial Data into InteliData will be accounted for as a purchase of Colonial Data by US Order. The share exchange reflects the exchange ratio approved by the respective boards of directors of Colonial Data and US Order whereby at the effective time, one share of InteliData will be issued for each outstanding share of Colonial Data and US Order.

  The allocation of the purchase price of Colonial Data of approximately $189 million is based upon a preliminary independent appraisal of the fair market value of certain of the assets acquired and liabilities assumed. The appraisal preliminarily allocated $87 million to the tangible and identifiable intangible assets net of liabilities assumed, $30 million to the cost in excess of net assets acquired ("goodwill") and $72 million to in-process research and development. Such in-process research and development will be expensed by InteliData upon consummation of the mergers. The final appraisals of assets and liabilities acquired, and other factors related to the integration of these companies, may result in differences in the final allocation of the purchase price.

  The unaudited pro forma condensed consolidated balance sheet has been prepared as if the acquisitions were consummated as of June 30, 1996. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and for the six months ended June 30, 1996, give effect to the mergers as if each was completed as of January 1, 1995 and combines US Order's, Braun Simmons' and Colonial Data's statements of operations for each of those periods. Such statements of operations do not include the combined effect of the $77 million nonrecurring charges for in-process research and development. However, such statements do reflect adjustments for the elimination of historical transactions between US Order, Braun Simmons and Colonial Data, amortization of goodwill and related income tax effects.

  This method of combining historical financial statements for the preparation of the pro forma condensed consolidated financial information is for presentation only. Actual statements of operations of InteliData will reflect the operating results of both of the companies from the closing date of the mergers with no retroactive restatements. The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the consolidated financial position or consolidated results of operations that would have been reported had the mergers occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position or results of operations for any future period. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and accompanying notes of US Order, Braun Simmons and Colonial Data.

                                   INTELIDATA

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                             HISTORICAL                                HISTORICAL
                          -----------------                            ----------
                                                               PRO
                                     BRAUN                    FORMA     COLONIAL                   PRO FORMA
                          US ORDER  SIMMONS  ADJUSTMENTS     US ORDER     DATA    ADJUSTMENTS      INTELIDATA
                          --------  -------  -----------     --------  ---------- -----------      ----------
Revenue:
 Product sales..........  $ 1,817   $  220      $ --         $ 2,037    $51,733     $   --          $53,770
 Leases.................      --       --         --             --      20,325         --           20,325
 Services...............    2,369    1,621        --           3,990      2,136         --            6,126
                          -------   ------      -----        -------    -------     -------         -------
  Total revenue.........    4,186    1,841        --           6,027     74,194         --           80,221
                          -------   ------      -----        -------    -------     -------         -------
Cost of revenue:
 Product sales..........    1,748       65        --           1,813     34,520         629 (4)(d)   36,962
 Leases.................      --       --         --             --       8,424       1,366 (4)(f)    9,790
 Services...............      723      959        --           1,682      1,296         --            2,978
                          -------   ------      -----        -------    -------     -------         -------
  Total cost of
   revenue..............    2,471    1,024        --           3,495     44,240       1,995          49,730
                          -------   ------      -----        -------    -------     -------         -------
Gross profit............    1,715      817        --           2,532     29,954      (1,995)         30,491
Operating expenses:
 Selling, general and
  administrative........    5,810      699        287 (2)(d)   6,846      9,580       2,014 (4)(d)   20,440
                                                   50 (2)(e)                          2,000 (4)(e)
 Research and
  development...........    1,067      127        --           1,194      1,476         --            2,670
                          -------   ------      -----        -------    -------     -------         -------
  Total operating
   expenses.............    6,877      826        337          8,040     11,056       4,014          23,110
                          -------   ------      -----        -------    -------     -------         -------
Operating income
 (loss).................   (5,162)      (9)      (337)        (5,508)    18,898      (6,009)          7,381
Other income, net.......      444       (5)       --             439      1,312         --            1,751
                          -------   ------      -----        -------    -------     -------         -------
Income (loss) before
 income taxes...........   (4,718)     (14)      (337)        (5,069)    20,210      (6,009)          9,132
Income taxes............      --       (15)        15 (2)(f)     --      (7,687)      2,624 (4)(h)   (5,063)
                          -------   ------      -----        -------    -------     -------         -------
Net income (loss).......  $(4,718)  $  (29)     $(322)       $(5,069)   $12,523     $(3,385)        $ 4,069
                          =======   ======      =====        =======    =======     =======         =======
Weighted average
 shares.................   10,772                             11,147     14,722                      33,114
Net income (loss) per
 share
 (Note 5)...............  $ (0.50)                           $ (0.68)   $  0.85                     $  0.12
                          =======                            =======    =======                     =======

                                   INTELIDATA

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                             HISTORICAL                                HISTORICAL
                          -----------------                            ----------
                                                               PRO
                                     BRAUN                    FORMA     COLONIAL                   PRO FORMA
                          US ORDER  SIMMONS  ADJUSTMENTS     US ORDER     DATA    ADJUSTMENTS      INTELIDATA
                          --------  -------  -----------     --------  ---------- -----------      ----------
Revenue:
 Product sales..........  $   837   $   74      $--          $   911    $29,241     $  (240)(4)(g)  $29,912
 Leases.................      --       --        --              --       7,417         --            7,417
 Services...............    1,037    1,644       --            2,681        950         --            3,631
                          -------   ------      ----         -------    -------     -------         -------
  Total revenue.........    1,874    1,718       --            3,592     37,608        (240)         40,960
                          -------   ------      ----         -------    -------     -------         -------
Cost of revenue:
 Product sales..........      692      --        --              692     20,612         315 (4)(d)   21,379
                                                                                       (240)(4)(g)
 Leases.................      --       --        --              --       3,190         683 (4)(f)    3,873
 Services...............      579      996       --            1,575        567         --            2,142
                          -------   ------      ----         -------    -------     -------         -------
  Total cost of
   revenue..............    1,271      996       --            2,267     24,369         758          27,394
                          -------   ------      ----         -------    -------     -------         -------
Gross profit............      603      722       --            1,325     13,239        (998)         13,566
                          -------   ------      ----         -------    -------     -------         -------
Operating expenses:
 Selling, general and
  administrative........    4,605      467       144 (2)(d)    5,216      5,970       1,007 (4)(d)   12,193
 Research and
  development...........    1,176       72       --            1,248        756         --            2,004
                          -------   ------      ----         -------    -------     -------         -------
  Total operating
   expenses.............    5,781      539       144           6,464      6,726       1,007          14,197
                          -------   ------      ----         -------    -------     -------         -------
Operating income
 (loss).................   (5,178)     183      (144)         (5,139)     6,513      (2,005)           (631)
Other income (loss),
 net....................      (16)      (5)      --              (21)     1,150         --            1,129
                          -------   ------      ----         -------    -------     -------         -------
Income (loss) before
 income taxes...........   (5,194)     178      (144)         (5,160)     7,663      (2,005)            498
Income taxes............      --       (45)       45 (2)(f)      --      (2,957)      2,345 (4)(h)     (612)
                          -------   ------      ----         -------    -------     -------         -------
Net income (loss).......  $(5,194)  $  133      $(99)        $(5,160)   $ 4,706     $   340         $  (114)
                          =======   ======      ====         =======    =======     =======         =======
Weighted average
 shares.................   15,833                             16,208     15,606                      33,114
Net income (loss) per
 share
 (Note 5)...............  $ (0.33)                           $ (0.32)   $  0.30                     $  0.00
                          =======                            =======    =======                     =======

                                   INTELIDATA

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                                 (IN THOUSANDS)

                             HISTORICAL                                HISTORICAL
                          -----------------                            ----------
                                                               PRO
                                     BRAUN                    FORMA     COLONIAL                    PRO FORMA
                          US ORDER  SIMMONS ADJUSTMENTS      US ORDER     DATA    ADJUSTMENTS       INTELIDATA
                          --------  ------- -----------      --------  ---------- -----------       ----------
ASSETS
Current assets:
 Cash and cash
  equivalents...........  $ 17,120   $  1     $(2,000)(2)(a) $15,121    $10,996    $    --           $ 26,117
 Short-term
  investments...........     2,500    --          --           2,500     19,100         --             21,600
 Accounts receivable....       328    559         --             887     14,956         --             15,843
 Inventory..............       714    --          --             714     31,908         --             32,622
 Prepaid and other......       366     16         --             382      1,395         --              1,777
                          --------   ----     -------        -------    -------    --------          --------
  Total current assets..    21,028    576      (2,000)        19,604     78,355         --             97,959
Property and equipment,
 net....................     2,077    257         --           2,334      4,615       6,832 (4)(f)     13,781
Restricted cash.........     4,309    --          --           4,309        --          --              4,309
Investments, net........     6,481    --          --           6,481      3,761      (6,048)(4)(g)      4,194
Other noncurrent assets,
 net....................       394      5       2,012(2)(d)    2,411        893      30,913 (4)(d)     34,217
                          --------   ----     -------        -------    -------    --------          --------
  Total assets..........  $ 34,289   $838     $    12        $35,139    $87,624    $ 31,697          $154,460
                          ========   ====     =======        =======    =======    ========          ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Liabilities:
 Maturities of long-term
  debt..................  $     26   $152     $   --         $   178    $   --     $    --           $    178
 Accounts payable.......     1,197     87         950(2)(e)    2,234      1,762       3,000 (4)(e)      6,996
 Accrued expenses.......       626    295         --             921      1,468         --              2,389
                          --------   ----     -------        -------    -------    --------          --------
  Total liabilities.....     1,849    534         950          3,333      3,230       3,000             9,563
                          --------   ----     -------        -------    -------    --------          --------
Stockholders' equity:
 Common stock...........        16    --          --              16        155          16 (4)(a)         31
                                                                                       (155)(4)(b)
                                                                                         (1)(4)(g)
 Additional paid-in
  capital...............    62,333    --        4,430(2)(a)   66,763     62,106     184,182 (4)(a)    250,946
                                                                                    (62,106)(4)(b)
                                                                                          1 (4)(g)
 Receivable from sale of
  stock.................    (2,488)   --          --          (2,488)       --          --             (2,488)
 Other..................    (1,044)   --          --          (1,044)        36         (36)(4)(b)       (191)
                                                                                        853 (4)(g)        --
 Accumulated earnings
  (deficit).............   (26,377)   304        (304)(2)(b) (31,441)    23,307     (23,307)(4)(b)   (103,401)
                                               (5,064)(2)(c)     --                 (71,960)(4)(c)
 Treasury stock, at
  cost..................       --     --          --             --      (1,210)      1,210 (4)(b)        --
                          --------   ----     -------        -------    -------    --------          --------
  Total stockholders'
   equity...............    32,440    304        (938)        31,806     84,394      28,697           144,897
                          --------   ----     -------        -------    -------    --------          --------
  Total liabilities and
   stockholders'
   equity...............  $ 34,289   $838     $    12        $35,139    $87,624    $ 31,697          $154,460
                          ========   ====     =======        =======    =======    ========          ========

                                  INTELIDATA

                         NOTES TO UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                (IN THOUSANDS)

NOTE 1--PURCHASE PRICE OF BRAUN SIMMONS

  The purchase price of the acquisition of Braun Simmons is computed as follows:

     Estimated fair value of common stock to be issued.................. $4,430
     Cash consideration.................................................  2,000
     Estimated US Order transaction costs...............................    900
                                                                         ------
       Total............................................................ $7,330
                                                                         ======

  The purchase price is expected to be allocated as follows:

     Current assets..................................................... $  526
     Equipment and other................................................    262
     In-process research and development................................  5,064
     Goodwill...........................................................  2,012
     Liabilities assumed................................................   (534)
                                                                         ------
       Total............................................................ $7,330
                                                                         ======

  The allocation of the purchase price among Braun Simmons' identifiable intangible assets was based on a preliminary independent appraisal of the estimated fair value of those assets. Such preliminary appraisal indicated approximately $5.1 million for purchased in-process research and development, which was expensed by US Order on September 30, 1996, as the technology had not reached technological feasibility and does not have alternative future uses. The unaudited pro forma condensed consolidated statements of operations do not include this one-time charge for purchased in-process technology as it represents a material nonrecurring charge. The final appraisals of assets and liabilities acquired, and other factors related to the integration of the companies, may result in differences in the final allocation of the purchase price.

NOTE 2--PRO FORMA ADJUSTMENTS--BRAUN SIMMONS MERGER

  The following pro forma adjustments have been made to the unaudited pro forma condensed consolidated financial information:
    (a) Reflects cash paid and the fair value of US Order common stock issued to effect the acquisition of Braun Simmons. In determining the value of the common shares issued to Braun Simmons' stockholders, the average market price of shares of US Order Common Stock for a period of five trading days prior to and after the public announcement of the merger has been utilized.

    (b) Reflects elimination of Braun Simmons' historical stockholders' equity.

    (c) Reflects one-time charge for purchased in-process research and development.

    (d) Reflects the preliminary allocation of purchase price to goodwill which is amortized on a straight-line basis over 7 years.

    (e) Reflects accrual of estimated transaction and other related costs. Estimated costs incurred by Braun Simmons relating to the merger of $50,000 have been reflected as expenses in the pro forma statement of operations for the year ended December 31, 1995. Estimated costs incurred by US Order relating to the merger of approximately $900,000 were accrued as additional purchase consideration on September 30, 1996. The accrual is comprised of the following: $650,000 in estimated expenses related to the severance of certain Braun Simmons' employees and the relocation of certain other key Braun Simmons' employees, $175,000 in estimated costs to terminate a five year Braun Simmons' office facility lease which expires in the year 2000, and $75,000 in miscellaneous transaction related expenses.

    (f) Reflects the effect of the combination of Braun Simmons' and US Orders' operations and the above adjustments on income taxes.

NOTE 3--PURCHASE PRICE OF COLONIAL DATA

  The purchase price of the acquisition of Colonial Data is computed as follows:

     Estimated fair value of common stock to be issued................ $181,752
     Estimated fair value of employee stock options and warrants......    2,446
     Cost of previous investment in Colonial Data.....................    3,393
     Estimated US Order transaction costs.............................    1,000
                                                                       --------
     Total............................................................ $188,591
                                                                       ========

  The purchase price is expected to be allocated as follows:

     Current assets................................................... $ 76,355
     Lease base.......................................................    8,887
     Equipment and other..............................................    3,157
     In-process research and development..............................   71,960
     Developed technology.............................................    1,258
     Goodwill.........................................................   30,204
     Liabilities assumed..............................................   (3,230)
                                                                       --------
     Total............................................................ $188,591
                                                                       ========

  The allocation of the purchase price to Colonial Data tangible and identifiable intangible assets was based on a preliminary independent appraisal of the estimated fair value of certain of those assets. Such preliminary appraisal indicated approximately $72 million for purchased in-process research and development, which will be expensed by InteliData upon closing, as the technology has not reached technological feasibility and does not have alternative future uses. The unaudited pro forma condensed consolidated statements of operations do not include this one-time charge for purchased in-process technology as it represents a material nonrecurring charge. The final appraisals of assets and liabilities acquired, and other factors related to the integration of the companies, may result in differences in the final allocation of the purchase price.

NOTE 4--PRO FORMA ADJUSTMENTS--COLONIAL DATA MERGER

  The following pro forma adjustments have been made to the unaudited pro forma condensed consolidated financial information:

    (a) Reflects the estimated fair value of InteliData Common Stock issued to effect the transaction and the estimated fair value of Colonial Data stock options and warrants assumed by InteliData. As noted above, US Order has been deemed the acquiring company for the purpose of the purchase method of accounting. As a result, the average market price of shares of US Order Common Stock for a period of five trading days prior to and after the public announcement of the Mergers has been utilized in the determination of purchase consideration related to shares of InteliData Common Stock issued to Colonial Data's stockholders.

    (b) Reflects elimination of Colonial Data's historical stockholders' equity.

    (c) Reflects one-time charge for purchased in-process research and development.

    (d) Reflects the preliminary allocation of purchase price to developed technology and goodwill. Such developed technology is amortized on a straight-line basis over two years; goodwill is amortized on a straight-line basis over 15 years.

    (e) Reflects accrual of estimated transaction and other related costs. Estimated costs incurred by Colonial Data relating to the Mergers of $2 million have been reflected as expenses in the pro forma statement of operations for the year ended December 31, 1995.

    (f) Reflects the preliminary allocation of purchase price of $6.8 million to recognize the excess of the estimated fair market value over the carrying amount of Colonial Data's lease base related to its leased Caller ID units with the customers of a major telco and its amortization on a straight-line basis over five years.

    (g) Reflects the elimination of intercorporate transactions and the elimination of intercorporate investments and cancellation of such shares.

    (h) Reflects the effect of the combination of Braun Simmons', US Order's and Colonial Data's operations and the above adjustments on income taxes. A valuation allowance has been recognized for the pro forma net deferred tax assets of InteliData, relating primarily to operating loss carryforwards generated by US Order prior to the Mergers, based on a preliminary assessment of the likelihood of recoverability of such amounts. As a result of the Mergers, the use of US Order's operating loss carryforwards may be limited in future years.

NOTE 5--NET INCOME (LOSS) PER SHARE

  US Order's historical loss per share for the year ended December 31, 1995 includes $681,000 of preferred dividend requirement which has been deducted from historical net loss in determining net loss attributable to common stockholders. All of US Order's series of preferred stock, including accumulated dividends, were redeemed or converted to common stock in June 1995. The historical preferred dividend requirement has been excluded from the computations of pro forma income per share.

  The weighted average shares used in the computations of pro forma income per share assumes that the shares issued in the acquisition of Braun Simmons and the total number of shares to be exchanged in the Mergers, net of canceled intercorporate investment shares, were outstanding for all periods presented. The impact of outstanding stock options and warrants of InteliData has been considered using the treasury stock method.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            US ORDER, INC.

                                            By:  /s/ Albert N. Wergley
                                                ---------------------------
                                                Albert N. Wergley
                                                Vice President, General Counsel
                                                and Secretary

Date: October 7, 1996

                               INDEX TO EXHIBITS

2.1 Agreement and Plan of Reorganization, dated as of September 30., 1996, between US Order, Inc. and Braun, Simmons & Co.

99.1    Press Release of US Order, Inc., dated October 3, 1996.